Exhibit 11.1

                          ARONEX PHARMACEUTICALS, INC.

              Statement Regarding Computation of Per Share Earnings

The following reflects the information used in calculating the number of shares in the computation of net loss per share for each of the periods set forth in the Statements of Operations.

 QUARTER
 ENDED                                              AVERAGE                 LOSS
 MARCH 31,             DAYS                          SHARES                 PER
 1996:    SHARES   OUTSTANDING   SHARES X DAYS    OUTSTANDING  LOSS        SHARE

     20,780,006     10         207,800,060
     20,819,216      4          83,276,864
     20,837,351      2          41,674,702
     20,957,571      1          20,957,571
     20,092,916      3          60,278,748
     21,197,583      1          21,197,583
     21,357,121      2          42,714,242
     21,361,306      1          21,361,306
     21,361,806      3          64,085,418
     21,420,263      4          85,681,052
     21,437,008      6         128,622,048
     21,454,339      4          85,817,356
     21,457,130      1          21,457,130
     21,458,525      1          21,458,525
     21,458,788      7         150,211,516
     21,462,974     19         407,796,506
     21,485,118      7         150,395,826
     21,542,230      2          43,084,460
     21,550,954      2          43,101,908
     21,553,981      4          86,215,924
     21,569,683      1          21,569,683
     21,625,842      1          21,625,842
     21,665,092      2          43,330,184
     21,695,449      2          43,390,898
                    91       1,937,865,464 /91  21,295,225 (2,073,000) (0.10)



    Quarter Ended
    March 31, 1995:

    10,404,951       2            20,809,902
    10,429,951       2            20,859,902
    10,443,208      82           856,343,056
    10,464,925       4            41,859,700
                    90           939,872,560 /90   10,443,028 (2,009,000) (0.19)